Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Raptor Pharmaceutical Corp. for the registration of 5,557,865 shares of common stock and to the incorporation by reference therein of our report dated March 24, 2009, with respect to the consolidated financial statements of TorreyPines Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

San Diego, California

October 12, 2009